Exhibit 99.(c)(5)

Confidential Materials Prepared For: Regarding Project Blackjack March 30, 2007

Disclaimer These materials have been provided by Banc of America Securities LLC (“BAS”) and JPMorgan (together with BAS, the “Advisors”) to American International Group, Inc. (“AIG” or the “Company”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with the Advisors. These materials are based on information provided by or on behalf of the Company or, if applicable, a potential counterparty to a transaction, from public sources or otherwise reviewed by the Advisors. The Advisors assume no responsibility for independent investigation or verification of such information and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company or obtained from public sources, the Advisors have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In addition, our analyses are not and do not purport to be appraisals of the assets, stock or business of the Company or any other entity. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by the Advisors in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. The Advisors assume no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under state or federal securities laws or otherwise, are intended exclusively for the benefit and internal use of the Company, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of the Advisors. These materials may not reflect information known to other professionals in other business areas of the Advisors and their respective affiliates. Each of the Advisors has adopted policies and guidelines designed to preserve the independence of its research analysts. These policies prohibit employees from offering, directly or indirectly, research coverage, a favorable research rating or a specific price target or offering to change a research rating or price target as consideration for or an inducement to obtain business or other compensation. Each of the Advisors and their respective affiliates comprise a full service securities firm and commercial bank engaged in securities trading and brokerage activities as well as providing investment banking, asset and investment management, financing and financial advisory services and other commercial and investment banking services and products to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, the Advisors or their respective affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities or loans of the Company or any other company that may be involved in a transaction. Products and services that may be referenced in the accompanying materials may be provided through affiliates of the Advisors. BAS is a subsidiary of Bank of America Corporation, the parent company of Bank of America, N.A. and other banks. BAS is a broker-dealer registered with the Securities and Exchange Commission and is a member of the New York Stock Exchange, Inc., the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation. JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities. The Advisors and their respective affiliates do not provide tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by the Advisors or their affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply. This presentation does not constitute a commitment by the Advisors or any of their respective affiliates to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services.

PRELIMINARY DRAFT, SUBJECT TO CHANGE

Preliminary Discounted Cash Flow Analysis

Revised AIG Base Case

- **Developed 2007 - 2012 statutory projection model**
- **Annual dividend capacity analyzed based on both regulatory restrictions and operating constraints**
  - The greater of (i) 10% of beginning policyholders' surplus, or (ii) 100% of prior calendar year net income
  - Operating constraint of 3.0x NPW / Surplus
- **Additional allowable special dividend of up to $100 million per year**
- **Terminal multiple of 11.0x - 13.0x GAAP operating income**
  - Terminal value reduced by $115 million of senior notes and capital lease obligations
- **Discount rate of 10% - 12%**
  - Discount rate guidance of 10-12% provided by AIG
- **Valuation as of June 30, 2007 for illustrative purposes**

($ in millions)

	YEAR ENDING DECEMBER 31,					
	2007E	2008E	2009E	2010E	2011E	2012E
Statutory Dividends / (Capital Contributions)	$216	$144	$24	$21	$26	$66
After-Tax Holding Company Items						
Add: Holding Company Other Revenue	$0	$0	$0	$0	$0	$0
Less: Holding Company Interest Expense	(4)	(4)	(4)	(4)	(4)	(4)
After-Tax Holding Company Items	(4)	(4)	(4)	(4)	(4)	(4)
Total Cash Flow	**$212**	**$140**	**$19**	**$17**	**$21**	**$61**
GAAP Net Income	**$68**	**$68**	**$88**	**$100**	**$120**	**$150**

($ in millions, except per share data)

DCF

Discount Rate	Value of Dividends ('07 - '11)	Terminal Value as a Multiple of 2012E GAAP NOI less Debt			Total DCF Value Multiple of 2012E GAAP NOI less Debt			Total DCF Per Share Multiple of 2012E GAAP NOI less Debt		
		11.0x	12.0x	13.0x	11.0x	12.0x	13.0x	11.0x	12.0x	13.0x
12.0%	$373	$904	$996	$1,089	$1,277	$1,370	$1,463	$14.64	$15.70	$16.77
11.0%	377	946	1,042	1,139	1,323	1,420	1,516	15.17	16.27	17.38
10.0%	382	990	1,090	1,191	1,372	1,472	1,573	15.72	16.87	18.03

Bank of America

JPMorgan

2

Summary Valuation ($ in millions, except per share data) Note: Per share values based on basic shares outstanding of 87.2 million. Note: Synergies are inflation adjusted. Revised AIG Base Case SYNERGIES - SPREAD ACROSS TOTAL SHARES Total DCF Value Total DCF Per Share Discount Multiple of 2012E Synergies Multiple of 2012E Synergies Rate 11.0x 12.0x 13.0x 11.0x 12.0x 13.0x 12.0% $320 $343 $365 $3.67 $3.93 $4.18 11.0% 333 356 379 3.81 4.08 4.35 10.0% 346 370 394 3.96 4.24 4.52 DCF INCL. SYNERGIES - TOTAL SHARES Total DCF Per Share Discount Including Synergies Rate 11.0x 12.0x 13.0x 12.0% $18.31 $19.63 $20.95 11.0% 18.98 20.35 21.73 10.0% 19.68 21.12 22.55 DCF Total DCF Value Total DCF Per Share Discount Multiple of 2012E GAAP NOI less Debt Multiple of 2012E GAAP NOI less Debt Rate 11.0x 12.0x 13.0x 11.0x 12.0x 13.0x 12.0% $1,277 $1,370 $1,463 $14.64 $15.70 $16.77 11.0% 1,323 1,420 1,516 15.17 16.27 17.38 10.0% 1,372 1,472 1,573 15.72 16.87 18.03 SENSITIVITY ANALYSIS DCF Per Share Difference with 1% Change in Combined Ratio Every Year 11.0x 12.0x 13.0x $1.68 $1.79 $1.90 1.74 1.86 1.97 1.81 1.92 2.04

Valuation Comparison ($ in millions, except per share data) Note: Per share values based on basic shares outstanding of 87.2 million. Note: Synergies are inflation adjusted. AIG BASE CASE 11/20/06 AIG REVISED BASE CASE 3/15/07 SYNERGIES - SPREAD ACROSS TOTAL SHARES Total DCF Per Share Discount Multiple of 2012E Synergies Rate 11.0x 12.0x 13.0x 12.0% $2.97 $3.18 $3.39 11.0% 3.10 3.32 3.53 10.0% 3.24 3.46 3.69 DCF Total DCF Per Share Discount Multiple of 2012E GAAP NOI less Debt Rate 11.0x 12.0x 13.0x 12.0% $15.68 $16.80 $17.92 11.0% 16.32 17.49 18.67 10.0% 17.00 18.23 19.45 DCF Total DCF Per Share Discount Multiple of 2012E GAAP NOI less Debt Rate 11.0x 12.0x 13.0x 12.0% $14.64 $15.70 $16.77 11.0% 15.17 16.27 17.38 10.0% 15.72 16.87 18.03 DCF INCL. SYNERGIES - TOTAL SHARES Total DCF Per Share Discount Including Synergies Rate 11.0x 12.0x 13.0x 12.0% $18.65 $19.98 $21.30 11.0% 19.42 20.81 22.20 10.0% 20.24 21.69 23.14 DCF INCL. SYNERGIES - TOTAL SHARES Total DCF Per Share Discount Including Synergies Rate 11.0x 12.0x 13.0x 12.0% $18.31 $19.63 $20.95 11.0% 18.98 20.35 21.73 10.0% 19.68 21.12 22.55

IRR Analysis ($ in millions, except per share data) Revised AIG Base Case Price Per Share $19.75 $20.00 $20.50 $21.00 $21.50 $22.00 $22.50 $23.00 Premium to 1/24/07 Price of $16.59 19.0% 20.6% 23.6% 26.6% 29.6% 32.6% 35.6% 38.6% Premium to $19.75 Offer 0.0% 1.3% 3.8% 6.3% 8.9% 11.4% 13.9% 16.5% Total Consideration $698 $708 $729 $749 $770 $790 $811 $831 5-Year IRR @ 11.0x Terminal Multiple 18.3% 17.8% 16.9% 16.1% 15.2% 14.5% 13.7% 13.0% @ 12.0x Terminal Multiple 20.2% 19.8% 18.9% 18.0% 17.2% 16.4% 15.6% 14.9% @ 13.0x Terminal Multiple 22.1% 21.7% 20.7% 19.9% 19.0% 18.2% 17.4% 16.7% SENSITIVITY ANALYSIS Price Per Share $19.75 $20.00 $20.50 $21.00 $21.50 $22.00 $22.50 $23.00 Premium to 1/24/07 Price of $16.59 19.0% 20.6% 23.6% 26.6% 29.6% 32.6% 35.6% 38.6% Premium to $19.75 Offer 0.0% 1.3% 3.8% 6.3% 8.9% 11.4% 13.9% 16.5% Total Consideration $698 $708 $729 $749 $770 $790 $811 $831 5-Year IRR @ 12.0x Terminal Multiple Average Combined Ratio: 97.8% 18.1% 17.7% 16.8% 16.0% 15.1% 15.8% 15.1% 14.3% 96.8% 20.2% 19.8% 18.9% 18.0% 17.2% 16.4% 15.6% 14.9% 95.8% 22.3% 21.8% 20.9% 20.0% 19.2% 17.0% 16.2% 15.4%

Valuation Matrix ($ in millions, except per share data) Premium / (Discount) to Acquisition Price Per Blackjack Share Data $19.75 $20.00 $20.50 $21.00 $21.50 $22.00 $22.50 $23.00 1/24/07 Price $16.59 19.0% 20.6% 23.6% 26.6% 29.6% 32.6% 35.6% 38.6% Premium to $19.75 Offer 19.75 0.0% 1.3% 3.8% 6.3% 8.9% 11.4% 13.9% 16.5% 7/26/06 Price 14.83 33.2% 34.9% 38.2% 41.6% 45.0% 48.3% 51.7% 55.1% 10/3/06 Price 14.90 32.6% 34.2% 37.6% 40.9% 44.3% 47.7% 51.0% 54.4% 52-week High on 1/3/07 18.03 9.5% 10.9% 13.7% 16.5% 19.2% 22.0% 24.8% 27.6% 52-week Low on 6/23/06 13.58 45.4% 47.3% 51.0% 54.6% 58.3% 62.0% 65.7% 69.4% Average Price (a) 2006 15.71 25.7% 27.3% 30.5% 33.7% 36.9% 40.1% 43.2% 46.4% 30-day 17.09 15.6% 17.0% 20.0% 22.9% 25.8% 28.8% 31.7% 34.6% 60-day 17.16 15.1% 16.6% 19.5% 22.4% 25.3% 28.2% 31.1% 34.1% 90-day 16.93 16.7% 18.2% 21.1% 24.1% 27.0% 30.0% 32.9% 35.9% 180-day 16.08 22.9% 24.4% 27.5% 30.6% 33.7% 36.9% 40.0% 43.1% 360-day 15.73 25.5% 27.1% 30.3% 33.5% 36.7% 39.8% 43.0% 46.2% Total Consideration to Acquire 39% $698 $708 $729 $749 $770 $790 $811 $831 Blackjack Implied Equity Value Multiples Per Share 2006A EPS $1.12 17.6x 17.9x 18.3x 18.8x 19.2x 19.6x 20.1x 20.5x 2007E EPS 0.91 21.7x 22.0x 22.5x 23.1x 23.6x 24.2x 24.7x 25.3x 12/31/06 Book Value (Ex. AOCI) 10.71 1.84x 1.87x 1.91x 1.96x 2.01x 2.05x 2.10x 2.15x Implied Enterprise Value Multiple 12/31/06 Statutory Surplus 2.40x 2.43x 2.50x 2.56x 2.62x 2.68x 2.74x 2.80x Source: Blackjack 2006 10-K, AIG Form 13F-HR (11/13/06), Lehman projections, FactSet, First Call and OneSource. Note: 2007E EPS estimate per Lehman projections of $0.91. Note: All market data as of 1/24/07. (a) Average based on calendar days. (b) Fully diluted consideration including vested and accelerated vesting of unvested in-the-money options and restricted stock. (b)

Publicly Traded Personal Lines Insurers Source: Public filings, Lehman projections, First Call and FactSet. (a) Excluding AOCI. (b) 2007E and 2008E EPS per Lehman projections of $0.91 and $0.99, respectively. (c) First Call Consensus estimate which relies on estimate of one research analyst. % of Market Price / LT 12/31/2006 2007E 3/29/07 52 wk Cap. Operating EPS Growth ROAE Price / (D+P) / Dividend Payout Company Price high ($ mm) 2007E 2008E Rate 2007E 2008E Book Cap. Yield Ratio Blackjack $21.23 97% $1,852 23.3x 21.4x 17% 8.7% 9.2% 1.98x 11% 3.0% 70.3% AIG 67.20 92% 174,826 10.6x 9.8x 13% 15.2% 14.5% 1.89x 13% 1.0% 10.4% Personal Lines Progressive $21.81 78% $16,166 11.6x 12.4x 9% 18.7% 14.9% 2.61x 16% 0.2% 1.9% Mercury General 52.95 90% 2,895 12.3x 12.5x 8% 13.2% 12.2% 1.75x 8% 3.9% 48.5% Allstate $60.16 91% $37,223 8.7x 8.8x 9% 18.4% 15.9% 1.79x 18% 2.3% 20.3% Safeco 66.69 96% 7,040 10.6x 10.9x 9% 16.4% 14.2% 2.04x 27% 1.8% 19.1% Hanover 46.44 85% 2,381 11.0x 11.0x 13% 10.4% 9.5% 1.16x 20% 0.6% 7.1% Commerce Group 30.01 94% 1,999 9.9x 10.4x NA 13.2% 11.7% 1.36x 17% 4.0% 39.5% State Auto Financial 31.93 88% 1,312 10.4x 10.6x 9% 14.3% 12.6% 1.54x 12% 1.3% 13.1% Personal Lines Median 90% 10.6x 10.9x 9% 14.3% 12.6% 1.75x 17% 1.8% 19.1% (c) (a) (b)

Source: FactSet and Blackjack public filings. Note: Float assumed to be 25,369,001 basic shares outstanding (excludes shares owned by directors and officers, AIG and American Union Insurance Company). Stock Price Volume (000’s) Blackjack YTD Stock Price Performance $21.23 10.00 12.00 14.00 16.00 18.00 20.00 $22.00 1/3/07 1/10/07 1/17/07 1/24/07 1/31/07 2/7/07 2/14/07 2/21/07 2/28/07 3/7/07 3/14/07 3/21/07 3/29/07 0 500 1,000 1,500 4,200 Trading Statistics Period Price Period ADTV % Float Current Price (3/29/07) $21.23 30-day 194,574 0.8% 30-day VWAP 21.05 60-day 202,453 0.8% 60-day VWAP 21.19 90-day 237,668 0.9% 90-day VWAP 20.06 180-day 161,436 0.6% 180-day VWAP 18.24 360-day 134,813 0.5% 360-day VWAP 16.66 LTM Intraday High 21.86 LTM Intraday Low 13.58

Blackjack Trading Activity Analysis Since Offer Announcement TRADING ACTIVITY 1/25/07 – 3/29/07 Source: Bloomberg. Volume: 1,287,300 1,640,900 4,240,410 2,257,700 1,428,600 836,600 682,500 748,037 9.8% 12.5% 32.3% 17.2% 10.9% 6.4% 5.2% 5.7% 0.0 5.0 10.0 15.0 20.0 25.0 30.0 35.0 40.0 45.0 50.0% < $20.85 $20.86 - $20.95 $20.96 - $21.05 $21.06 - $21.15 $21.16 - $21.25 $21.26 - $21.35 $21.36 - $21.45 > $21.46 Metric Data Cumulative Volume: 13,122,047 VWAP: $21.08 Intraday High: 21.86 Intraday Low: 20.53

Appendix

Blackjack Projection Comparison BLACKJACK PROJECTIONS 2/8/07 (a) AIG REVISED BASE CASE 3/15/07 ($ in millions, except per share data) PROJECTED PROJECTED 2007 2008 2009 2010 2011 2012 2007 2008 2009 2010 2011 2012 CA DPW - - - - - - $1,047 $1,052 $1,054 $1,061 $1,094 $1,133 Non-CA DPW - - - - - - 363 576 756 966 1,193 1,387 Total DPW $1,420 $1,634 $1,830 $2,050 $2,295 $2,526 $1,411 $1,628 $1,810 $2,028 $2,287 $2,521 % Growth 8.0% 15.0% 12.0% 12.0% 12.0% 10.0% 6.9% 15.4% 11.2% 12.0% 12.8% 10.2% % DPW Non-CA - - - - - - 25.8% 35.4% 41.7% 47.7% 52.2% 55.0% Underwriting Profit $56 $63 $88 $98 $134 $150 $35 $37 $63 $69 $88 $124 Net Investment Income and Other (b) 61 66 71 76 80 88 60 58 63 73 83 93 Pre-tax Income $116 $129 $158 $175 $214 $238 $96 $96 $126 $142 $171 $217 Taxes (38) (44) (54) (59) (72) (81) (27) (27) (38) (42) (52) (67) Net Income $79 $85 $105 $115 $142 $157 $68 $68 $88 $100 $120 $150 % Growth (19.0%) 8.4% 22.7% 10.3% 22.6% 11.1% (29.8%) (0.3%) 29.6% 12.9% 20.0% 25.4% GAAP Loss & LAE Ratio 73.5% 75.0% 74.8% 75.0% 75.0% 75.0% 73.8% 75.0% 74.9% 75.3% 75.5% 75.3% GAAP Expense Ratio 22.5% 21.0% 20.2% 20.0% 19.0% 19.0% 23.7% 22.7% 21.6% 21.3% 20.6% 19.7% GAAP Combined Ratio 96.0% 96.0% 95.0% 95.0% 94.0% 94.0% 97.5% 97.7% 96.5% 96.5% 96.1% 95.0% Diluted EPS $0.91 $0.99 $1.21 $1.33 $1.63 $1.81 $0.79 $0.78 $1.02 $1.15 $1.38 $1.73 DPW / GAAP Equity 1.60x 1.85x 2.04x 2.24x 2.40x 2.50x 1.88x 2.42x 2.45x 2.48x 2.51x 2.54x (a) Source: Materials provided by Lehman Brothers and Management Report presented to Blackjack's Board on 2/21/07. (b) Includes interest and fees expense.

PRELIMINARY DRAFT, SUBJECT TO CHANGE

Preliminary Potential Synergies

Revised AIG Base Case

($ in millions)

	2007E	2008E	2009E	2010E	2011E	2012E	Total
IT Development Savings / (Costs)							
AIGD End State System	-	$22.6	$22.6	$11.3	-	-	$56.5
AIGD/Blackjack Hybrid System	-	(26.5)	(17.7)	-	-	-	(44.2)
Total	-	($3.9)	$4.9	$11.3	-	-	$12.3
IT Efficiencies Savings / (Costs)							
AIGD/Blackjack Hybrid System	-	$6.8	$9.8	$12.1	$12.1	$12.1	$52.9
AIGD End State System	-	(6.5)	(9.4)	(11.6)	(11.6)	(11.6)	(50.5)
Total	-	$0.3	$0.4	$0.5	$0.5	$0.5	$2.4
Queueing Efficiency - Virtual Call Center							
Sales & Service	-	-	-	$3.8	$3.8	$3.8	$11.4
FNOL	-	0.2	0.4	0.4	0.4	0.4	1.8
Total	-	$0.2	$0.4	$4.2	$4.2	$4.2	$13.2
Headcount Synergies							
Ops. Management (5-7 FTE's)	-	$0.5	$0.5	$0.5	$0.5	$0.5	$2.5
Ops. Administrative (20 FTE's)	-	0.6	0.6	0.6	0.6	0.6	3.0
Staff Areas	-	12.8	25.6	25.6	25.6	25.6	115.0
IT Applications	-	-	-	3.7	7.4	7.4	18.5
Tech Services	-	-	-	1.3	2.5	2.5	6.3
Total	-	$13.9	$26.7	$31.6	$36.6	$36.6	$145.3
Media Savings	-	$2.5	$5.0	$5.0	$5.0	$5.0	$22.5
Independent Claims Appraisals	-	1.1	1.1	1.1	1.1	1.1	5.5
Facilities	-	-	0.5	0.5	0.5	0.5	2.0
Telephony	-	0.3	0.4	0.4	0.4	0.4	1.9
Elimination of Public Company Expenses	-	1.8	3.6	3.6	3.6	3.6	16.2
Miscellaneous Integration Costs	($5.0)	(3.0)	(1.0)	(1.0)	-	-	(10.0)
Pre-tax Total	**($5.0)**	**$13.1**	**$42.0**	**$57.3**	**$51.9**	**$51.9**	**$211.2**
After-tax Total	**(3.3)**	**8.5**	**27.3**	**37.2**	**33.7**	**33.7**	**137.3**
Inflation Adjusted Pre-tax Total	**($5.0)**	**$13.4**	**$43.7**	**$60.8**	**$56.2**	**$57.3**	**$226.4**
Inflation Adjusted After-tax Total	**(3.3)**	**8.7**	**28.4**	**39.5**	**36.5**	**37.2**	**147.1**

Source: AIG.

Note: Assumes tax rate of 35%.

Note: Inflation adjustment of 2% per year.

Bank of America

JPMorgan

12

PRELIMINARY DRAFT, SUBJECT TO CHANGE

Blackjack WACC Calculation

($ in millions)

Cost of Debt (Kd)	Estimated All-In Cost for Company [a]	5.3%	5.3%
	Marginal Tax Rate	35%	35%
	Kd = 5.3% * (1 - 35%) =	3.5%	3.5%
Cost of Equity (Ke)	Risk Free Rate [b]	4.9%	4.9%
	Predicted Beta	0.90	0.90
	Market Risk Premium [c]	5.2%	7.1%
	Small Stock Premium [d]	1.0%	1.0%
	Ke = 4.9% + 0.90 * 5.2% =	**10.6%**	**12.3%**
WACC (K)	Target Debt to Market Cap. Ratio	6%	6%
	Implicit Market Equity to Market Cap. Ratio	94%	94%
	K = (3.5% * 6%) + (10.6% * 94%) =	**10.2%**	**11.8%**

Blackjack Data

Company	Total Debt [e]	Preferred Stock	Equity Value	Total Cap. [f]	Debt / Total Cap.	Debt / Equity	Levered Beta [g]	Unlevered Beta [h]
Blackjack	$116	-	$1,852	$1,968	5.9%	6.3%	0.90	0.86

Source: Blackjack public filings and FactSet.
(a) Yield on current $100 million notes outstanding.
(b) Updated as of 3/29/07. 20-Year Treasury.
(c) Expected risk premia for equities are based on the differences of the S&P 500 historical geometric and arithmetic mean returns from 1926 -2005. Source SBBI 2006 Yearbook.
(d) Expected small capitalization risk premia for equities with market capitalizations between $1.7 billion - $7.2 billion. Source: SBBI 2006 Yearbook.
(e) Includes senior debt and capital lease obligations.
(f) Calculated as Equity Value plus total debt, minority interest (at book value unless otherwise noted) and preferred stock.
(g) Levered beta is predicted beta as per Barra's Betas. Pre-announcement predicted beta used.
(h) Unlevered beta equals levered beta/[1+((1-tax rate) x debt to equity ratio)].

Bank of America
JPMorgan 13